AKIN,  GUMP,  STRAUSS,  HAUER  &  FELD,  L.L.P.
                    Attorneys  At  Law
               A  Registered  Limited  Liability  Partnership
               Including  Professional  Corporations

Washington,  D.C.            1500 NationsBank Plaza          Brussels, Belgium
Dallas,  Texas                 300 Convent Street               Moscow, Russia
Austin,  Texas                              San  Antonio,  Texas  78205
Houston,  Texas                    (210)  270-0800
New  York,  New  York                    Fax  (210)  224-2035


     January  27,  1997



Casino  Magic  of  Louisiana,  Corp.
Jefferson  Casino  Corporation
1701  Old  Minden  Road
Bossier  City,  Louisiana    71111

Gentlemen:

     We have acted as counsel to Casino Magic of Louisiana, Corp., a Louisiana corporation (the "Company"), and its parent corporation, Jefferson Casino Corporation ("Jefferson Corp." or the "Guarantor"), a Louisiana corporation, in connection with the Indenture dated August 22, 1996 among the Company, Jefferson Corp. and First Union Bank of Connecticut as Trustee (the "Indenture"), the Registration Rights Agreement dated August 22, 1996 (the "Registration Rights Agreement") among the Company, the Guarantor and Wasserstein Perella Securities, Inc., Jefferies & Company, Inc. and Deutsche Morgan Grenfell (the latter three persons collectively the "Initial Purchasers") and the exchange offer (the "Exchange Offer") pursuant to the Registration Rights Agreement of up to $115 million aggregate principal amount of 13% Series B First Mortgage Notes Due 2003 with Contingent Interest (the "Series A Notes") and together with the Series B Notes, the "Notes"). Any capitalized term used in this opinion letter which is not defined herein shall have the meaning attributed to same in the Indenture. We have also acted as counsel to the Company and Guarantor in connection with a registration statement on Form S-4 (No. 333-14535) filed on October 21, 1996 with the Securities and Exchange Commission (the "Registration Statement"), as required by the Registration Rights Agreement, and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus included in the Registration Statement under the caption "Legal Matters."

     This  firm  is a registered limited liability partnership organized under
the  laws  of  the  State  of  Texas.   The opinions hereinafter set forth are
limited  to  questions  arising  under  the  laws  of  the  State of New York and the Federal Laws of the United States of America, and no opinion is expressed as to the laws of any other jurisdiction.
AKIN,  GUMP,  STRAUSS,  HAUER  &  FELD,  L.L.P.
     Casino  Magic  of  Louisiana,  Corp.
     January  27,  1997  --  Page  2


     In connection with this opinion letter we have examined copies of the following (the "Transaction Documents").

     1. Purchase Agreement between Casino Magic of Louisiana, Corp., and Wasserstein Perella Securities, Inc., Jefferies & Company, Inc. and Deutsche Morgan Grenfell/C.J. Lawrence, Inc. as Initial Purchasers of the $115,000 First Mortgage Notes due 2003 (the "Purchase Agreement").

     2.          The  Indenture  and  the  forms  of  Notes  attached thereto.

     3.          The  Registration  Rights  Agreement.

     4.          Stock  Pledge  and  Security  Agreement  by  Jefferson Casino
Corporation in favor of First Union Bank of Connecticut as trustee for the benefit of the holders of the Notes (the "Stock Pledge and Security Agreement") (collectively, such documents, Nos. 1-4 above, referred to as the "New York Documents"). We have also examined copies of certain of the other Collateral Documents.

     In addition, we have examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of the Company and Jefferson Corp. as we have deemed necessary or appropriate in the circumstances. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof, and the authenticity of the originals of such certified or photostatic copies; (ii) the due authorization, execution and delivery of all agreements and documents by all parties other than the Company or Jefferson Corp.; (iii) the legal right, power, and authority of all such parties other than the Company or Jefferson Corp. under all applicable laws and regulations to enter into, execute and deliver such agreements and documents and to consummate the transactions contemplated thereby; and (iv) that the New York Documents and the Collateral Documents are legal, valid and binding obligations of the Initial Purchasers, the Trustee, and any other Person or party thereto other than the Company or Jefferson Corp., enforceable against such persons in accordance with their respective terms. In addition, we have relied upon factual representations made to us by the Company and Jefferson Corp. and the assumptions set forth herein.

     Based upon and subject to the foregoing and subject to the qualifications, exceptions, assumptions and limitations set forth below, we are of the opinion that:


AKIN,  GUMP,  STRAUSS,  HAUER  &  FELD,  L.L.P.
     Casino  Magic  of  Louisiana,  Corp.
     January  27,  1997  --  Page  3

     1. The Series B Notes (including the guarantee thereon by the Guarantor), when authenticated by the Trustee and issued and delivered in accordance with the terms of the Exchange Offer and the Indenture, will have been duly and validly authenticated, issued and delivered and will constitute valid and binding obligations of the Company and Jefferson Corp., enforceable against the Company and Jefferson Corp. in accordance with their terms and entitled to the benefits provided by the Indenture.

     2. The Indenture has been duly executed and delivered by the Company and Jefferson Corp. and constitutes a valid and binding obligation of the Company and Jefferson Corp., enforceable against the Company and Jefferson Corp. in accordance with its terms.

     3. The Stock Pledge Agreement has been duly executed and delivered by Jefferson Corp. and constitutes a valid and binding obligation of Jefferson Corp., enforceable against Jefferson Corp.

     The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

     A.      The enforceability of the Indenture and the Series B Notes may be
(a) limited by and subject to applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws affecting creditors' rights generally from time to time in effect; (b) subject to general principles of equity, commercial reasonableness and conscionability (regardless of whether applied in a proceeding in equity or at law); and (c) limited by or subject to the powers of courts to award damages in lieu of equitable remedies.

     B. We express no opinion as to the enforceability of any provision purporting to (i) waive the benefits of any statute of limitation or any applicable bankruptcy, insolvency, stay, extension, waiver or usury law or waive any rights under any applicable statutes or rules hereafter enacted or promulgated; (ii) covenant to take actions, the taking of which is discretionary with or subject to the approval of a third party or which are otherwise subject to a contingency, the fulfillment of which is not within the control of the party so covenanting; (iii) restricting access to legal or equitable remedies (including without limitation, proper jurisdiction or venue).

     C. The phrase "to our knowledge" as used in this opinion letter means the current actual factual knowledge of the lawyers in the San Antonio and New York offices of this firm who have given substantive legal representation to the Company or Jefferson Corp. (collectively, the "Participating Attorneys"). We reiterate that our opinions as to matters of law are limited to laws specified in the second paragraph of this opinion letter.

AKIN,  GUMP,  STRAUSS,  HAUER  &  FELD,  L.L.P.
     Casino  Magic  of  Louisiana,  Corp.
     January  27,  1997  --  Page  4

     D. The opinions expressed as to the enforceability of the choice of law as between the contracting parties is qualified to the extent that the following matters relating to the New York Documents or rights or obligations of a party thereunder may be governed by the laws of states other than New
York: (i) title to assets, due formation and existence of the Company and Jefferson Corp., their corporate power to enter into such documents, the authorization of such documents by all necessary action on the part of the Company and Jefferson Corp. and similar matters governed by applicable laws of the State of Louisiana or other states where the assets are located; and (ii) laws of jurisdictions other than the State of New York applicable to the assignment, conveyance or other transfer of property of the Company and Jefferson Corp.

     This letter and the matters addressed herein are as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein occurring after the date hereof. This letter is solely for your benefit and no other persons shall be entitled to rely upon the opinions herein expressed. This letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any documents and may not be furnished to any other person or entity, except that you may furnish copies hereof (a) to your independent auditors and attorneys, (b) to any state or federal authority having regulatory jurisdiction over you, (c) pursuant to order or legal process of any court or government agency; or (d) in connection with any legal action to which you are a party arising out of the above transactions.

                         Very  truly  yours,

                         /s/  Akin,  Gump,  Strauss,  Hauer  &  Feld,  L.L.P.

                         AKIN,  GUMP,  STRAUSS,  HAUER  &  FELD,  L.L.P.